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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934


        Date of Report (Date of earliest event reported) April 29, 1997

                               MAF BANCORP, INC.
            (Exact name of registrant as specified in its charter)

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          Delaware                      0-18121                  36-3664868
(State or other jurisdiction          (Commission             (I.R.S. Employer
      Of Incorporation)               File Number)           Identification No.)


      55th Street & Holmes Avenue
       Clarendon Hills, Illinois                                     60514
(Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code (630) 325-7300




                                Not Applicable
          (Former name or former address, if changed since last year)


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Item 5.  Other Events
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On April 29, 1997, MAF Bancorp, Inc. declared a 3-for-2 stock split on its common stock, payable in the form of a 50% stock dividend. The record date for the stock split is June 17, 1997 and the payment date is July 9, 1997. Cash will be distributed in lieu of fractional shares.

Additionally, the Company announced that it will increase its quarterly cash dividend to 10.5 cents per share from 9 cents per share, payable on a pre-split basis. The cash dividend will be paid on July 2, 1997 to shareholders of record on June 17, 1997. Following the issuance of additional shares as part of the 3-for-2 stock split, the equivalent quarterly cash dividend would be equal to 7 cents per share.

In connection with the increase in the number of outstanding shares following the stock split distribution, the Board of Directors also approved an adjustment to the existing 5% stock repurchase plan. The plan, which allows the Company to repurchase approximately 525,000 shares over a one-year period ending in December 1997, has been adjusted to approximately 787,000 shares to take into account the effect of the stock split.

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                                   Signature



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                         MAF Bancorp, Inc.
                                         ---------------------------------------
                                         Registrant




May 7, 1997                              /s/ Jerry A. Weberling
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Date                                     Jerry A. Weberling
                                         Executive Vice President and
                                         Chief Financial Officer